USAIR SAYS BRITISH AIRWAYS-AMERICAN AIRLINES ALLIANCE
                     VIOLATES CONTRACT, COMPETITION LAWS

                    ARLINGTON, Va., July 30, 1996 -- USAir brought suit today against British Airways and American Airlines for seeking to undermine USAir's competitive position and to limit overall competition in U.S.-U.K. markets.

                    In a suit filed in federal district court in New York, USAir said that British Airways, in its pursuit of an alliance with American Airlines, has violated provisions of its 1993 alliance agreement with USAir to the detriment of USAir. The suit also states that both British Airways and American Airlines are in violation of U.S. antitrust laws that prohibit conduct that harms competition.

                    "Our action, taken in response to the proposed British Airways-American Airlines alliance, advances and underscores the absolute determination of USAir to become a viable competitor in key U.S.-U.K. markets and is in the best interests of USAir, its shareholders, employees and the traveling public," said Stephen M. Wolf, chairman and CEO of USAir.

                    USAir's agreement with British Airways required both parties' best efforts to complete and advance their alliance. Consistent with these obligations, USAir divested itself of valuable routes to London, redeployed aircraft and employees, altered schedules, invested in joint marketing initiates, and undertook other efforts to further its alliance with British Airways. The proposed accord between British Airways and American Airlines, as presently constituted, is inconsistent with British Airways' requirements and obligations under its existing contracts with USAir, the company said.

                    USAir said British Airways, acting in concert with American Airlines, also failed to act in good faith and breached its fiduciary duty to USAir as a joint venture partner.

                    USAir said British Airways is in violation of U.S. antitrust laws, including the Clayton Act, which prohibits acquisitions or holdings of stock or assets that may tend to substantially lessen competition.

                    USAir also said that British Airways and American Airlines are in violation of both Sections 1 and 2 of the Sherman Antitrust Act. Section 1 prohibits agreements that restrain competition. Section 2 prohibits the monopolization or attempted monopolization of any market.